Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Airlines Names Laysha Ward to
Board of Directors

CHICAGO, Feb. 24, 2021 – United Airlines Holdings, Inc. (UAL) announced today that Laysha Ward is joining its Board of Directors. Ward, currently Executive Vice President and Chief External Engagement Officer of Target Corporation, brings an impressive resume with more than three decades of corporate leadership experience to the UAL Board.
"Laysha and her credentials are the right addition to our already strong board of directors at a pivotal moment for our company," said United CEO Scott Kirby. "United will benefit from Laysha’s insight on a wide range of topics that will be essential to our success as we recover from the impact of COVID-19, including her expertise in the areas of community and stakeholder engagement, corporate responsibility and diversity, equity and inclusion."
"When we began the search for a new board member, we were focused on finding a leader with both strong business acumen and a unique perspective that will help United capitalize on our strengths as we emerge from the COVID-19 crisis," said Oscar Munoz, Executive Chairman of United Airlines. "I'm eager for Laysha to get started because I know she will add value right away as we evaluate the strategic opportunities for United Airlines and its incredibly bright future."
"At a pivotal time for the airline industry, I look forward to joining the UAL board and helping the company fulfill its purpose of connecting people and uniting the world," said Ward.
In addition to her executive role at Target Corporation, Ward serves on the Aspen Institute Latinos and Society Advisory Board, the Stanford Center for Longevity Advisory Council, and is a member of the Executive Leadership Council, the Economic Clubs of New York and Chicago, Alpha Kappa Alpha Sorority, and The Links. Ward also serves on the board of directors of Denny's Corporation, as well as the boards of Greater MSP, the Minnesota Orchestra, and the Northside Achievement Zone.

About United
United's shared purpose is "Connecting People. Uniting the World." For more information, visit united.com, follow @United on Twitter and Instagram or connect on Facebook. The common stock of United's parent, United Airlines Holdings, Inc., is traded on the Nasdaq under the symbol "UAL".